CERTIFICATE OF DESIGNATIONS

OF THE

SERIES NNN-1 MEMBERSHIP INTEREST

A SERIES OF

REALYINVEST NNN, LLC

August__, 2020

REALYINVEST NNN, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the NNN-1 Series (the “NNN-1 Series”) and the creation of the NNN-1 Shares (the “NNN-1 Shares” or the “Shares”), was adopted by the RealyInvest, LLC, the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Shares as filed with the U.S. Securities and Exchange Commission in _____ 2020 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the NNN-1 Series and the creation of the NNN-1 Shares;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the NNN-1 Shares as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such NNN-1 Shares as indicated opposite “AUTHORIZED SHARES” below; (iii) the Series Property (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES PROPERTY” below; (iv) the voting powers of the NNN-1 Shares as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such NNN-1 Shares as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such NNN-1 Shares opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	NNN-1 Shares

AUTHORIZED SHARES:	______ Shares

SERIES PROPERTY:	[DESCRIBE PROPERTY].

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Shares shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, REALYINVEST NNN, LLC has caused this Certificate of Designations for SERIES NNN-1 to be executed by its Manager as of the date first set forth above.

REALYINVEST, LLC

BY:
NAME:	Jeffrey S. Beebe
TITLE: